As filed with the Securities and Exchange Commission on August 12, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TANGER FACTORY OUTLET CENTERS, INC.

(Exact name of registrant as specified in its charter)

North Carolina	3200 Northline Avenue, Suite 360	56-1815473
(State or Other Jurisdiction of	Greensboro, North Carolina 27408	(I.R.S. Employer
Incorporation or Organization)	(336) 292-3010	Identification No.)

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven B. Tanger, President and Chief Executive Officer

Tanger Factory Outlet Centers, Inc.

3200 Northline Avenue, Suite 360

Greensboro, North Carolina 27408

(336) 292-3010

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Raymond Y. Lin, Esq.

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, New York 10022

(212) 906-1200

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☒ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (do not check if a smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Shares, par value $.01 per share	12,133,220	$23.15	$280,884,043	$32,610.64

(1)	In the event of a share split, share dividend, or similar transaction involving the Company’s common shares, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices of the common shares reported on the New York Stock Exchange on August 8, 2011.

PROSPECTUS

12,133,220 Shares

Tanger Factory Outlet Centers, Inc.

Common Shares

The selling shareholders listed on page 12 of this prospectus may offer and sell from time to time under this prospectus and supplements to this prospectus a total of 12,133,220 common shares of Tanger Factory Outlet Centers, Inc., a North Carolina corporation, issuable upon the exchange of limited partnership units in Tanger Properties Limited Partnership. We will not receive any proceeds from the sale of our common shares pursuant to this prospectus. See “The Offering” on page 10 of this prospectus.

Our common shares are traded on the New York Stock Exchange under the symbol “SKT.” On August 11, 2011, the last reported sales price of our common shares on the New York Stock Exchange was $25.98 per share.

You should consider the risks discussed in “Risk Factors” beginning on page 3 of this prospectus before you invest in our common shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 12, 2011

Tanger Factory Outlet Centers, Inc. and its subsidiaries is referred to in this prospectus as the Company, and Tanger Properties Limited Partnership and its subsidiaries is referred to in this prospectus as the Operating Partnership. The terms “we”, “our” and “us” refer to the Company and the Operating Partnership together, as the context requires. All references to “common shares” refer to our common shares, par value $.01 per share. All references to “units” refer to the units of limited partnership in Tanger Properties Limited Partnership.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any prospectus supplement, as well as the information incorporated by reference herein and therein, carefully before you invest in our common shares. These documents contain important information you should consider before making your investment decision. See “Where You Can Find More Information” in this prospectus. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus and any prospectus supplement. If anyone provides you with additional or different information, you should not rely on it. You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. You may read and copy any document the Company files with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain these materials from us at no cost by directing a written or oral request to us at Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary, or by calling our Investor Relations Department at (336) 834-6892, or at our website at www.tangeroutlet.com. The information contained on or accessible through our website is not incorporated by reference into this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus and information that we file later with the SEC prior to the termination of this offering will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Tanger Factory Outlet Centers, Inc.:

•	Annual Report on Form 10-K for the year ended December 31, 2010;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

•	Amendment to Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2011 filed on May 20, 2011;

•	Current Reports on Form 8-K filed on July 21, 2011, July 6, 2011, June 29, 2011, June 27, 2011, June 24, 2011, June 3, 2011, May 17, 2011, March 3, 2011, and January 5, 2011;

•	Current Report on Form 8-K/A filed on August 2, 2011;

•	Definitive proxy statement filed on March 31, 2011; and

•	Definitive additional proxy soliciting materials filed on March 31, 2011 and April 20, 2011.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02, 7.01 or 9.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus or any prospectus supplement.

The Company is also incorporating by reference additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any statement contained in this prospectus or any prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus and any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus or any prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties, and typically can be identified by the use of words such as “may,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others:

•	national and local general economic and market conditions;

•	demographic changes; our ability to sustain, manage or forecast our growth; existing governmental regulations and changes in or the failure to comply with, government regulations;

•	the illiquidity of real property investments;

•	the risk of impairment charges to our properties;

•	adverse publicity; liability and other claims asserted against us;

•	competition for the acquisition or development of outlet centers;

•	the risk that we may not be able to develop or successfully operate new outlet centers, expand existing outlet centers successfully or complete acquisitions or developments that we have identified;

•	the risks associated with environmental regulation;

•

risks related to the retail real estate industry in which we compete, including the potential adverse impact of external factors such as inflation, tenant demand for space, consumer confidence, unemployment rates and consumer tastes and preferences;

•	the dependence of our profitability upon rental income from real property;

•	the risk that high fuel prices may impact consumer travel and spending habits;

•	increases in interest rates may increase our debt service costs;

•

risks associated with our development activities, such as the potential for cost overruns, delays and lack of predictability with respect to the financial returns associated with these development activities;

•	risks associated with real estate ownership, such as the potential adverse impact of changes in the local economic climate on the revenues and the value of our properties;

•

risks that we incur a material, uninsurable loss of our capital investment and anticipated profits from one of our properties, such as those that result from wars, earthquakes, tornados or hurricanes or a loss that exceeds our insurance policies;

•

risks that a significant number of tenants or a tenant or tenants that lease a significant amount of gross leasable area from us may become unable to meet their lease obligations, including as a result of tenant bankruptcies, or that we may be unable to renew or re-lease a significant amount of available space on economically favorable terms;

•	fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans;

•	business disruptions;

•	the ability to attract and retain qualified personnel;

•	our ongoing qualification as a REIT (as defined below);

•	the ability to realize planned costs savings in acquisitions; and

•	retention of earnings.

Additional factors which may cause actual results to differ materially from current expectations include, but are not limited to, those set forth in the section entitled “Business” in our Annual Report on Form 10-K for the year ended December 31, 2010, including the subheadings entitled “The Company and the Operating Partnership,” “Recent Developments,” “The Outlet Concept,” “Our Outlet Centers,” “Business History,” “Business Strategy,” “Growth Strategy,” “Operating Strategy,” “Capital Strategy,” “Competition,” “Insurance,” the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section titled “Risk Factors” in each of this prospectus, any prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2010. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

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PROSPECTUS SUMMARY

This summary highlights information contained in or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision to purchase our common shares. You should read the prospectus and any prospectus supplement, as well as the documents incorporated by reference, including the information set forth under the heading “Risk Factors” and the financial data and related notes. Unless otherwise indicated, property and financial information in this prospectus is presented as of, or for the period ended, June 30, 2011.

The Company and the Operating Partnership

We are one of the largest owners and operators of outlet centers in the United States. We are organized to operate as a real estate investment trust, or REIT, for U.S. federal income tax purposes. We are a fully-integrated, self-administered and self-managed real estate company that focuses exclusively on developing, acquiring, owning and operating outlet centers. We provide all development, leasing and management services for our centers. As of June 30, 2011, we owned 33 centers in 22 states coast to coast, totaling approximately 9.8 million square feet of gross leasable area. These centers were 98% occupied and contained over 2,000 stores operated by more than 370 different brand name companies. We also operate and have partial ownership interests in two outlet centers totaling approximately 949,000 square feet.

Our outlet centers and other assets are held by, and all of our operations are conducted by, the Operating Partnership. Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Operating Partnership.

We own the majority of the units of partnership interest issued by the Operating Partnership, through our two wholly-owned subsidiaries, the Tanger GP Trust and the Tanger LP Trust. The Tanger GP Trust controls the Operating Partnership as its sole general partner. The Tanger LP Trust holds a limited partnership interest. Members of the Tanger family (or trusts for their benefit or corporations and partnerships in their control) hold the remaining units as limited partners.

Organizational Chart

Ownership of our common shares is restricted to preserve our qualification as a REIT for U.S. federal income tax purposes. Subject to certain exceptions, a person may not actually or constructively own more than 4% of our outstanding common shares. We also operate in a manner intended to enable us to preserve our qualification as a REIT, including, among other things, making distributions with respect to our outstanding common shares equal to at least 90% of our taxable income each year.

The Company is a North Carolina corporation that was incorporated in March 1993, and the Operating Partnership is a North Carolina limited partnership that was formed in May 1993. Our executive offices are located at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina, 27408 and our telephone number is (336) 292-3010. Our website can be accessed at www.tangeroutlet.com. The information contained on or accessible through our website is not incorporated by reference into this prospectus or any prospectus supplement.

The Offering

The summary below describes the principal terms of the common shares. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Company Capital Stock—Common Shares” section in this prospectus contains a more detailed description of the terms and conditions of the common shares.

On June 1, 2011, the Tanger Family Limited Partnership was dissolved in connection with the settling of the estate of our founder, Stanley K. Tanger. Upon dissolution of the Tanger Family Limited Partnership, the units of the Operating Partnership owned by the Tanger Family Limited Partnership were distributed to the individual beneficial owners of the Tanger Family Limited Partnership, who are primarily the descendants of Stanley Tanger (including Steven Tanger, our President and Chief Executive Officer), their spouses or former spouses or their children and/or trusts for their benefit. Each such individual beneficial owner is now an individual limited partner of the Operating Partnership (collectively the “Family Limited Partners”), and each has the ability to exchange their Operating Partnership units for the Company’s common shares in the ratio of one unit for four of the Company’s common shares (subject to adjustment under the Operating Partnership agreement).

On June 14, 2011, pursuant to an existing registration rights agreement, Steven Tanger, our President and Chief Executive Officer, made a written request of the Company to effect a registration under the Securities Act of 1933, as amended, of the Company’s common shares equivalent in number to his holdings of Operating Partnership units as if exchanged in the ratio described above. This request required the Company to give notice of the pending registration to the other Family Limited Partners, all of whom notified us that they wanted to register common shares in an amount equal to their holdings of the Operating Partnership’s units on an as-exchanged basis, which total 12,133,220 common shares. The Company expects that some of the Family Limited Partners will request that some or all of their Operating Partnership units be exchanged for the Company’s common shares and that such shares will be sold pursuant to this prospectus.

Issuer	Tanger Factory Outlet Centers, Inc.

New York Stock Exchange Symbol	“SKT”

Common Shares Offered	Up to 12,133,220 common shares.

Use of Proceeds	The selling shareholders will receive all of the net proceeds from the sales of our common shares pursuant to this prospectus, and the Company will receive none of the proceeds.

Risk Factors	Investment in our common shares involves risk. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus, any prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2010, as well as the other information included in or incorporated by reference in this prospectus and any prospectus supplement before deciding whether to invest in our common shares.

RISK FACTORS

An investment in our common shares involves certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus or any prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common shares could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Disclosure Regarding Forward-Looking Statements” in this prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus and any prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to Our Common Shares

The market price and trading volume of our common shares may be volatile, which could result in substantial losses for shareholders.

The market price of our common shares may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the market price of our common shares or result in fluctuations in the market price or trading volume of our common shares include:

•	general market and economic conditions;

•	actual or anticipated changes in our future financial performance;

•	changes in market interest rates;

•	competitive developments, including announcements by us or our competitors of new significant factory outlet centers and stores, contracts, acquisitions, strategic partnerships or capital commitments;

•	the operations and stock performance of our competitors;

•	developments in the real property investments industry generally;

•	additions or departures of senior management and key personnel; and

•	actions by institutional shareholders.

We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to our performance.

We may issue additional shares that may cause dilution and may depress the market price of our common shares.

We may issue additional common or preferred shares in connection with future equity offerings, acquisitions of securities or other assets of companies. In addition, the Operating Partnership may issue additional partnership units, which are convertible into our common shares. In addition, we may issue preferred shares that have preference rights over our common shares with respect to dividends, liquidation, voting and other matters or common shares that have preference rights over your common shares with respect to voting. The issuance of additional common shares (or partnership units of the Operating Partnership) could be substantially dilutive to your shares and may depress the market price of our common shares. The issuance of preferred shares that have preference rights over our common shares may depress the price of our common shares.

Future offerings of debt securities, which would be senior to our common shares in liquidation, or equity securities, which would dilute our existing shareholders’ interests and may be senior to our common shares for the purposes of distributions, may depress the market price of our common shares.

In the future, we may seek to access the capital markets from time to time by making additional offerings of debt and/or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, preferred shares or common shares. We are not precluded by the terms of our organizational documents or the terms of our existing indebtedness from issuing additional debt or equity securities. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that could harm our ability to make expected distributions to shareholders and in an increased risk of default on our obligations. If we were to liquidate, holders of our debt and lenders with respect to other borrowings will receive a distribution of our available assets before the holders of our common shares. Additional equity offerings by us may dilute your interest in us or reduce the market price of your common shares, or both. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the market price of your common shares and diluting your interest in us.

The share ownership limit imposed by our charter may inhibit market activity in our common shares and may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, not more than 50% in value of our outstanding common shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after our first REIT taxable year. Our Amended and Restated Articles of Incorporation, as amended, or the charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and provides that, with certain exceptions, no person may beneficially own more than 4% of our common shares. Our directors also have authority under our charter to impose a similar ownership limitation as to any separate class or series of preferred shares we may issue in the future. Our board of directors may grant an exemption from the ownership limit in its sole discretion, subject to such conditions, representations and undertakings as it may determine that are consistent with ensuring compliance with the REIT provisions of the Code.

This ownership limit could delay or prevent a transaction or a change in our control that might involve a premium price for our common shares or otherwise be in your best interest and may result in the entrenchment of our board of directors and management regardless of performance.

Certain provisions of our charter documents may make it difficult for a third party to acquire us and could depress the price of our common shares.

Our charter and Restated By-laws, or the bylaws, contain provisions that could delay, defer, or prevent a change in control of the Company or management. These provisions could also discourage a proxy contest and make it more difficult for shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for our common shares. Such provisions include, but are not limited to, the following:

•	Authorizing the board of directors to issue preferred shares;

•	Prohibiting cumulative voting in the election of directors;

•	Limiting the persons who may call special meetings of shareholders; and

•	Establishing advance notice requirements for nominations for election to the board of directors for proposing matters that can be acted on by shareholders at shareholder meetings.

We may change the dividend policy for common shares in the future.

On July 7, 2011, our board of directors declared a $.20 quarterly cash dividend per common share payable on August 15, 2011. There is no assurance that our dividends will not be reduced in the future.

We have historically paid dividends in cash and intend to continue to pay dividends in cash in the future. In the event that cash flow is not sufficient or we choose to conserve cash for other corporate purposes, we may reduce our dividends or make distributions partially in cash and partially in shares. Certain distributions that are partially paid in shares and partially paid in cash, including such distributions that comply with recent Internal Revenue Service guidance, generally will be taxable to the recipient holders of our common shares to the same extent as if paid in cash.

The decision to declare and pay dividends on common shares in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our board of directors and will depend on our earnings, funds from operations, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness and preferred shares, the annual distribution requirements under the REIT provisions of the Code, state law and such other factors as our board of directors deems relevant. Any change in our dividend policy could have a material adverse effect on the market price of common shares.

Our failure to qualify as a REIT could subject our earnings to corporate level taxation.

We believe that we have operated, and we intend to operate, in a manner that permits us to qualify as a REIT under the Code. However, we cannot assure you that we have qualified or will remain qualified as a REIT. If in any taxable year we were to fail to qualify as a REIT and certain statutory relief provisions were not applicable, we would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, unless we were entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified. Our failure to qualify for taxation as a REIT would have an adverse effect on the market price and marketability of our common shares.

Risks Related to Real Estate Investments

We may be unable to develop new outlet centers or expand existing outlet centers successfully.

We continue to develop new outlet centers and expand outlet centers as opportunities arise. However, there are significant risks associated with our development activities in addition to those generally associated with the ownership and operation of established retail properties. While we have policies in place designed to limit the risks associated with development, these policies do not mitigate all development risks associated with a project. These risks include the following:

•	significant expenditure of money and time on projects that may be delayed or never be completed;

•	higher than projected construction costs;

•	shortage of construction materials and supplies;

•	failure to obtain zoning, occupancy or other governmental approvals or to the extent required, tenant approvals; and

•	late completion because of construction delays, delays in the receipt of zoning, occupancy and other approvals or other factors outside of our control.

Any or all of these factors may impede our development strategy and adversely affect our overall business.

The economic performance and the market value of our outlet centers are dependent on risks associated with real property investments.

Real property investments are subject to varying degrees of risk. The economic performance and values of real estate may be affected by many factors, including changes in the national, regional and local economic climate, inflation, unemployment rates, consumer confidence, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, our ability to provide adequate maintenance and insurance and increased operating costs.

Real property investments are relatively illiquid.

Our outlet centers represent a substantial portion of our total consolidated assets. These assets are relatively illiquid. As a result, our ability to sell one or more of our outlet centers in response to any changes in economic or other conditions is limited. If we want to sell an outlet center, there can be no assurance that we will be able to dispose of it in the desired time period or that the sales price will exceed the cost of our investment.

Properties may be subject to impairment charges which can adversely affect our financial results.

We periodically evaluate long-lived assets to determine if there has been any impairment in their carrying values and record impairment losses if the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts or if there are other indicators of impairment. If it is determined that an impairment has occurred, we would be required to record an impairment charge equal to the excess of the asset’s carrying value over its estimated fair value, which could have a material adverse effect on our financial results in the accounting period in which the adjustment is made. Our estimates of undiscounted cash flows expected to be generated by each property are based on a number of assumptions that are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates and costs to operate each property. As these factors are difficult to predict and are subject to future events that may alter our assumptions, the future cash flows estimated in our impairment analysis may not be achieved.

We face competition for the acquisition and development of outlet centers, and we may not be able to complete acquisitions or developments that we have identified.

We intend to grow our business through acquisitions and developments. We compete with institutional pension funds, private equity investors, other REITs, small owners of outlet centers, specialty stores and others who are engaged in the acquisition, development or ownership of outlet centers and stores. These competitors may succeed in acquiring or developing outlet centers themselves. Also, our potential acquisition targets may find our competitors to be more attractive acquirers because they may have greater marketing and financial resources, may be willing to pay more, or may have a more compatible operating philosophy. In addition, the number of entities competing to acquire or develop outlet centers may increase in the future, which would increase demand for these outlet centers and the prices we must pay to acquire or develop them. If we pay higher prices for outlet centers, our profitability may be reduced. Also, once we have identified potential acquisitions, such acquisitions are subject to the successful completion of due diligence, the negotiation of definitive agreements and the satisfaction of customary closing conditions. We cannot assure you that we will be able to reach acceptable terms with the sellers or that these conditions will be satisfied.

We may be subject to environmental regulation.

Under various federal, state and local laws, ordinances and regulations, we may be considered an owner or operator of real property and may be responsible for paying for the disposal or treatment of hazardous or toxic substances released on or in our property or disposed of by us, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). This liability may be imposed whether or not we knew about, or were responsible for, the presence of hazardous or toxic substances.

Risks Related to our Business

Our earnings and therefore our profitability are entirely dependent on rental income from real property.

Substantially all of our income is derived from rental income from real property. Our income and funds for distribution would be adversely affected if a significant number of our tenants were unable to meet their obligations to us or if we were unable to lease a significant amount of space in our centers on economically favorable lease terms. In addition, the terms of outlet store tenant leases traditionally have been significantly shorter than in other retail segments. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that we will be able to re-lease space on economically favorable terms.

We are substantially dependent on the results of operations of our retailers.

Our operations are subject to the results of operations of our retail tenants. A portion of our rental revenues are derived from percentage rents that directly depend on the sales volume of certain tenants. Accordingly, declines in these tenants’ results of operations would reduce the income produced by our properties. If the sales of our retail tenants decline sufficiently, such tenants may be unable to pay their existing rents as such rents would represent a higher percentage of their sales. Any resulting leasing delays, failures to make payments or tenant bankruptcies could result in the termination of such tenants’ leases.

A number of companies in the retail industry, including some of our tenants, have declared bankruptcy or have voluntarily closed certain of their stores in recent years. The bankruptcy of a major tenant or number of tenants may result in the closing of certain affected stores, and we may not be able to re-lease the resulting vacant space for some time or for equal or greater rent. Such bankruptcy could have a material adverse effect on our results of operations and could result in a lower level of funds for distribution.

Certain of our properties are subject to ownership interests held by third parties, whose interests may conflict with ours and thereby constrain us from taking actions concerning these properties which otherwise would be in our best interests and our shareholders interests.

We own partial interests in and manage two outlet centers. We perform the property management and leasing services for these properties and receive fees for these services.

As property manager of the joint ventures that own the properties, we have certain fiduciary responsibilities to the other members in those joint ventures. The approval or consent of the other members is required before we may sell, finance, expand or make other significant changes in the operations of such properties. We also may not have control over certain major decisions, including leasing and the timing and amount of distributions, which could result in decisions by the managing member that do not fully reflect our interests. To the extent such approvals or consents are required, we may experience difficulty in, or may be prevented from, implementing our plans with respect to expansion, development, financing or other similar transactions with respect to such properties.

An uninsured loss or a loss that exceeds our insurance policies on our outlet centers or the insurance policies of our tenants could subject us to lost capital and revenue on those centers.

Some of the risks to which our outlet centers are subject, including risks of war and earthquakes, hurricanes and other natural disasters, are not insurable or may not be insurable in the future. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the insurance policies noted above or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in and anticipated revenue from one or more of our outlet centers, which could adversely affect our results of operations and financial condition, as well as our ability to make distributions to our shareholders.

Under the terms and conditions of our leases, tenants generally are required to indemnify and hold us harmless from liabilities resulting from injury to persons and contamination of air, water, land or property, on or off the premises, due to activities conducted in the leased space, except for claims arising from negligence or intentional misconduct by us or our agents. Additionally, tenants generally are required, at the tenant’s expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies issued by companies acceptable to us. These policies include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the leased space. All of these policies may involve substantial deductibles and certain exclusions. Therefore, an uninsured loss or loss that exceeds the insurance policies of our tenants could also subject us to lost capital and revenue.

Historically high fuel prices may impact consumer travel and spending habits.

Most shoppers use private automobile transportation to travel to our outlet centers and many of our centers are not easily accessible by public transportation. Increasing fuel costs may reduce the number of trips to our centers thus reducing the amount spent at our centers. Many of our outlet center locations near tourist destinations may experience an even more acute reduction of shoppers if there were a reduction of people opting to drive to vacation destinations. Such reductions in traffic could adversely impact our percentage rents and ability to renew and release space at current rental rates.

Increasing fuel costs may also reduce disposable income and decrease demand for retail products. Such a decrease could adversely affect the results of operations of our retail tenants and adversely impact our percentage rents and ability to renew and release space at current rental rates.

Our acquisition activities may be dilutive to our earnings or funds from operations and our results of operations may be negatively affected.

We have in the past and expect in the future to acquire existing outlet centers. For example, on July 15, 2011, we announced that we had acquired substantially all of the economic interests in Phase I & II of Atlantic City Outlets The Walk (Atlantic City, New Jersey) and Ocean City Factory Outlets (Ocean City, Maryland), and we are also under contract to purchase substantially all of the economic interests in Phase III of Atlantic City Outlets The Walk. In addition, on June 28, 2011, we announced that we had acquired the 410,000 square foot Jeffersonville outlet center from Simon Property Group, L.P. There are significant risks associated with our acquisition activities. Although we believe that our acquisitions represent attractive opportunities for us, there can be no assurance that we will be able to operate any acquired outlet center successfully or that our expectations will be realized. If one or more newly acquired outlet centers fail to meet our expectations, such centers may be dilutive to our earnings or funds from operations and our results of operations may be negatively affected.

Risks Related to our Indebtedness and Financial Markets

We are subject to the risks associated with debt financing.

We are subject to the risks associated with debt financing, including the risk that the cash provided by our operating activities will be insufficient to meet required payments of principal and interest. Disruptions in the capital and credit markets may adversely affect our operations, including the ability to fund the planned capital expenditures and potential new developments or acquisitions. Further, there is the risk that we will not be able to repay or refinance existing indebtedness or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to access capital markets to refinance our indebtedness on acceptable terms, we might be forced to dispose of properties on disadvantageous terms, which might result in losses.

Risks Related to Federal Income Tax Laws

We are required by law to make distributions to our shareholders.

To obtain the favorable tax treatment associated with our qualification as a REIT, generally, we are required to distribute to our shareholders at least 90% of our net taxable income (excluding capital gains) each year. We depend upon distributions or other payments from the Operating Partnership to make distributions to our common shareholders.

Risks Related to our Organizational Structure

The Company depends on distributions from the Operating Partnership to meet its financial obligations, including dividends.

The Company’s operations are conducted by the Operating Partnership, and the Company’s only significant asset is its interest in the Operating Partnership. As a result, the Company depends upon distributions or other payments from the Operating Partnership in order to meet its financial obligations, including its obligations under any guarantees or to pay dividends or liquidation payments to its common shareholders. As a result, these obligations are effectively subordinated to existing and future liabilities of the Operating Partnership. The Operating Partnership is a party to loan agreements with various bank lenders that require the Operating Partnership to comply with various financial and other covenants before it may make distributions to the Company. Although the Operating Partnership presently is in compliance with these covenants, there is no assurance that the Operating Partnership will continue to be in compliance and that it will be able to make distributions to the Company.

THE OFFERING

On June 1, 2011, the Tanger Family Limited Partnership was dissolved in connection with the settling of the estate of our founder, Stanley K. Tanger. Upon dissolution of the Tanger Family Limited Partnership, the units of the Operating Partnership owned by the Tanger Family Limited Partnership were distributed to the individual beneficial owners of the Tanger Family Limited Partnership, who are primarily the descendants of Stanley Tanger (including Steven Tanger, our President and Chief Executive Officer), their spouses or former spouses or their children and/or trusts for their benefit. Each such individual beneficial owner is now an individual limited partner of the Operating Partnership (collectively the “Family Limited Partners”), and each has the ability to exchange their Operating Partnership units for the Company’s common shares in the ratio of one unit for four of the Company’s common shares (subject to adjustment under the Operating Partnership agreement).

On June 14, 2011, pursuant to an existing registration rights agreement, Steven Tanger, our President and Chief Executive Officer, made a written request of the Company to effect a registration under the Securities Act of 1933, as amended, of the Company’s common shares equivalent in number to his holdings of Operating Partnership units as if exchanged in the ratio described above. This request required the Company to give notice of the pending registration to the other Family Limited Partners, all of whom notified us that they wanted to register common shares in an amount equal to their holdings of the Operating Partnership’s units on an as-exchanged basis, which total 12,133,220 common shares. The Company expects that some of the Family Limited Partners will request that some or all of their Operating Partnership units be exchanged for the Company’s common shares and that such shares will be sold pursuant to this prospectus.

USE OF PROCEEDS

The selling shareholders will receive all of the net proceeds from the sales of our common shares pursuant to this prospectus, and the Company will receive none of the proceeds.

SELLING SHAREHOLDERS

The selling shareholders may sell a total of up to 12,133,220 common shares under this prospectus issuable upon the exchange of limited partnership units in the Operating Partnership.

The table below sets forth information regarding the beneficial ownership of our common shares by the selling shareholders. The information regarding the selling shareholders’ beneficial ownership after the sales made pursuant to this prospectus assumes that all of the common shares subject to sale pursuant to this prospectus will have been sold. Each of the selling shareholders has provided the information set forth below relating to the number of limited partnership units of the Operating Partnership such shareholder currently owns and the number of our common shares into which such units are exchangeable. The common shares subject to sale pursuant to this prospectus may be offered from time to time, in whole or in part, by the selling shareholders (and their nominees and successors), donees, transferees or other successors-in-interest.

Selling Stockholders	Number of Common Shares Owned Prior to Exchange		Number of Common Shares Receivable Upon Exchange of Units Owned Before Any Sale	Number of Common Shares Subject to Sale Pursuant to this Prospectus	Number of Common Shares Owned After Sale of All Shares Subject to Sale Pursuant to this Prospectus*
Steven B. Tanger	1,109,719	(1)	3,590,076	3,590,076	1,109,719
Jane T. Black Section 10 Trust	65,417	(2)	1,427,236	1,427,236	65,417
Susan Tanger Nehmen	16,226	(3)	843,956	843,956	16,226
Pigeon Forge Factory Stores, Inc.	37,873	(4)	826,284	826,284	37,873
SKT Trust #2010-01	30,358	(5)	662,324	662,324	30,358
Debra S. Tanger	0		655,668	655,668	0
Marcie Nehmen Pantzer	28,131	(6)	641,328	641,328	28,131
Laurie Nehmen	28,978	(7)	641,328	641,328	28,978
Steven B. Tanger Spray Trust 2010	28,665	(8)	625,396	625,396	28,665
SKT Marital Trust	19,313	(9)	421,360	421,360	19,313
Stacey D. Black Section 12 Trust	158,884	(10)	248,372	248,372	158,884
Jason D. Black Section 12 Trust	158,884	(11)	248,372	248,372	158,884
Susan L. Tanger Spray Trust	10,138	(12)	221,188	221,188	10,138
Jane Tanger Spray Trust	14,138	(13)	221,188	221,188	14,138
Jane Tanger Black Revocable Trust	9,387	(14)	202,624	202,624	9,387
Estate of Stanley K. Tanger	21,857	(15)	201,392	201,392	21,857
Tanger-P.F. Properties, Inc.	5,884	(16)	128,380	128,380	5,884
SKT/DST Irrevocable Insurance Trust	4,873	(17)	106,324	106,324	4,873
Doris S. Tanger	6,286	(18)	49,880	49,880	6,286
DST-JTB Article II Trust	2,192	(19)	47,816	47,816	2,192
DST-STN Article II Trust	2,192	(20)	47,816	47,816	2,192
SKT-STN Article II Trust	1,717	(21)	37,456	37,456	1,717
SKT-JTB Article II Trust	1,717	(22)	37,456	37,456	1,717

*	Assumes that the selling shareholders will sell all of their common shares subject to sale pursuant to this prospectus. There is no assurance that the selling shareholders will sell all or any of their common shares. Except for Steven B. Tanger, after the completion of this offering none of the selling shareholders will hold one percent or more of our common shares. Assuming that all of the selling shareholders, including Steven Tanger, sell all of their common shares subject to sale pursuant to this prospectus, Mr. Tanger will own approximately 1.18% of our common shares following the completion of this offering.

(1)	Steven B. Tanger is the President and Chief Executive Officer and a Director of the Company. Please also see notes 4 and 16 below.

(2)	W. William Gust is the trustee of the Jane T. Black Section 10 Trust and therefore may be deemed to have shared investment and voting power with respect to the common shares subject to sale owned by such trust.

(3)	Susan Tanger Nehmen is the sister of Steven B. Tanger, our President and Chief Executive Officer.

(4)	Steven B. Tanger is the President and a board member of Pigeon Forge Factory Stores, Inc. (“Pigeon Forge”) and thus may be deemed to have shared beneficial ownership of the common shares subject to sale pursuant to this prospectus by Pigeon Forge.

(5)	John H. Vernon, III is the trustee of the SKT Trust #2010-01 (“SKT 2010 Trust”) and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by the SKT 2010 Trust. During the third quarter of 2010, Stanley K. Tanger, our founder, transferred his general partnership interest in the Tanger Family Limited Partnership, to the Stanley K. Tanger Marital Trust. Prior to its dissolution on June 1, 2011, the Tanger Family Limited Partnership (the “Family Partnership”) was the noncontrolling interest in the Company’s consolidated financial statements. Mr. Vernon is the sole trustee of the Stanley K. Tanger Marital Trust, and thus was effectively the general partner of the Family Partnership prior to its dissolution. Mr. Vernon may have been deemed the beneficial owner of the Family Partnership’s holdings prior to its dissolution due to his sole voting and investment power with respect to such holdings. In addition, Mr. Vernon is a partner at the law firm of Vernon, Vernon, Wooten, Brown, Andrews & Garrett (the “Vernon Law Firm”), which has served as our principal outside counsel since our inception in 1993. We paid the Vernon Law Firm approximately $1,144,000 in legal fees for the fiscal year ending December 31, 2010. Moreover, Mr. Vernon owns 8,000 of our common shares held in a trust which was established by him, is revocable by him and is for the sole benefit of him and his family. Please also see notes 9, 15 and 17 below.

(6)	Marcie Nehmen Pantzer is the daughter of Susan Tanger Nehmen and the niece of Steven B. Tanger, our President and Chief Executive Officer.

(7)	Laurie Nehmen is the daughter of Susan Tanger Nehmen and the niece of Steven B. Tanger, our President and Chief Executive Officer.

(8)	Freddy H. Robinson is the trustee of the Steven B. Tanger Spray Trust 2010 and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale by such trust.

(9)	John H. Vernon, III is the trustee of the SKT Marital Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by such trust. Please see note 5 above for more information concerning the relationships between Mr. Vernon and the SKT Marital Trust and the Company in the past three years.

(10)	Leslie L. Anderson is the trustee of the Stacey D. Black Section 12 Trust and therefore may be deemed to have shared investment and voting power with respect to the common shares subject to sale owned by such trust.

(11)	Edwin Leavitt-Gruberger is the trustee of the Jason D. Black Section 12 Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by such trust.

(12)	Leslie L. Anderson is the trustee of the Susan L. Tanger Spray Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by such trust.

(13)	W. William Gust is the trustee of the Jane Tanger Spray Trust and therefore may be deemed to have shared investment and voting power with respect to the common shares subject to sale owned by such trust.

(14)	Jane Tanger Black is the trustee of the Jane Tanger Black Revocable Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by such trust. Jane Tanger Black is the sister of Steven B. Tanger, our President and Chief Executive Officer.

(15)	John H. Vernon, III is the executor of the Estate of Stanley K. Tanger and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by such estate. Please see notes 5, 9 and 17 for more information concerning the relationships between Mr. Vernon and the Company in the past three years.

(16)	Steven B. Tanger, our President and Chief Executive Officer, is the President, a board member and a shareholder of Tanger-P.F. Properties, Inc. and thus may be deemed to have shared beneficial ownership of the common shares subject to sale pursuant to this prospectus by Tanger-P.F. Properties, Inc.

(17)	John H. Vernon, III and R. Joyce Garrett are the trustees of the SKT/DST Irrevocable Insurance Trust and therefore may be deemed to have shared investment and voting power with respect to the common shares subject to sale owned by such trust. Please see note 5 above for more information concerning the relationships between Mr. Vernon and the Company in the past three years. In addition, please see notes 9 and 15. Ms. Garrett is a partner at the Vernon Law Firm, which has served as our principal outside counsel since our inception in 1993. We paid the Vernon Law Firm approximately $1,144,000 in legal fees for the fiscal year ending December 31, 2010.

(18)	Doris S. Tanger is the mother of Steven B. Tanger, our President and Chief Executive Officer, and the widow of our founder, Stanley K. Tanger.

(19)	W. William Gust is the trustee of the DST-JTB Article II Trust and therefore may be deemed to have shared investment and voting power with respect to the common shares subject to sale owned by such trust.

(20)	Leslie L. Anderson is the trustee of the DST-STN Article II Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by such trust.

(21)	Leslie L. Anderson is the trustee of the SKT-STN Article II Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by such trust.

(22)	W. William Gust is the trustee of the SKT-JTB Article II Trust and therefore may be deemed to have shared investment and voting power with respect to the common shares subject to sale owned by such trust.

DESCRIPTION OF COMPANY CAPITAL STOCK

Common Shares

The Company has authority to issue 300,000,000 common shares, $0.01 par value per share. In this section, the terms “we,” “our” and “us” refer to the Company and not the Operating Partnership. As of August 1, 2011 we had outstanding 85,916,070 common shares.

General

The following description of our common shares sets forth certain general terms and provisions of our common shares, including the common shares issuable upon the exchange of limited partnership units of the Operating Partnership. The statements below describing our common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws.

Terms

Each of our outstanding common shares will be entitled to one vote on all matters presented to shareholders for a vote. Holders of our common shares will not have, or be subject to, any preemptive or similar rights.

Except for the election of a director to fill a vacancy on the board of directors and the election of directors by holders of one or more class or series of our preferred shares, directors will be elected by the holders of our common shares at each annual meeting of shareholders by a plurality of the votes cast. Holders of our common shares will not have cumulative voting rights for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of our common shares cast for the election of directors at that meeting will be able to elect all of the directors, other than any directors to be elected by the holders of one or more series of our preferred shares. A director may be removed by a majority of votes cast. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in a vote to remove him.

Our common shares will, when issued, be fully paid and non-assessable. Dividends and other distributions may be paid to the holders of our common shares if and when declared by the board of directors of the Company out of funds legally available therefor.

Under North Carolina law, shareholders are generally not liable for our debts or obligations. Payment and declaration of dividends on our common shares and purchases of our shares are subject to certain limitations under North Carolina law and will be subject to certain restrictions if we fail to pay dividends on one or more series of our preferred shares. If we were to experience a liquidation, dissolution or winding up, each of our common shares would, subject to the rights of any holders of our preferred shares to receive preferential distributions, be entitled to participate equally in the assets available for distribution to them after payment of, or adequate provision for, all our known debts and liabilities.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of our taxable year. This requirement is referred to as the “five or fewer” requirement. For purposes of this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2) of the Code. Attribution rules in the Code determine if any individual or entity constructively owns our stock under the “five or fewer” requirement. Our capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. In addition, rent from a related party tenant is not qualifying income for purposes of the gross income tests under the Code. A related party tenant is generally a tenant in which the REIT or an owner of 10% or more of the REIT owns, actually or constructively, 10% or more of such tenant. To assist us in meeting these requirements, we may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of our outstanding equity securities.

Subject to certain exceptions specified in our charter, no shareholder (other than Stanley K. Tanger, Steven B. Tanger, members of their families, affiliated entities and their transferees) may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 4% of our outstanding common shares. Our charter provides that Stanley K. Tanger, Steven B. Tanger, members of their families, affiliated entities and their transferees may acquire additional common shares, but may not acquire additional shares, such that the five largest beneficial owners of our common shares, taking into account the 4% limit and certain exemptions from such limit that the board of directors has granted to other shareholders, could hold more than 49% of our outstanding common shares. The constructive ownership rules are complex and may cause common shares owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 4% of our outstanding common shares (or the acquisition of an interest in an entity which owns our common shares) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own in excess of 4% of our outstanding common shares, and thus subject those common shares to the ownership limit in our charter.

If the board of directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own or may acquire or own common shares in the Company in violation of the above limit, the board of directors shall take such action as it deems advisable to refuse to give effect to, or to prevent such ownership or acquisition, including, but not limited to, the redemption of our common shares, refusal to give effect to the ownership or acquisition on our books or instituting proceedings to enjoin such ownership or acquisition.

The board of directors may waive the limit with respect to a particular shareholder if evidence satisfactory to the board of directors and our tax counsel is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of such waiver, the board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. If our common shares are issued in excess of the ownership limit in our charter, or if our stock is transferred in a way that would cause our stock to be beneficially owned by fewer than 100 persons, then the issuance or transfer shall be void, and the intended transferee will acquire no rights to our stock.

The ownership limits described above will be automatically removed if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in our ownership limits would require an amendment to our charter. Except for an amendment that would create dissenters’ rights, an amendment to our charter requiring shareholder approval will be adopted if the number of votes cast for it exceeds the number of votes cast against it at a shareholder meeting at which a quorum exists. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of the REIT without the approval of the board of directors.

All certificates representing our common shares will bear a legend referring to the restrictions described above.

All persons who own a specified percentage (or more) of our outstanding capital shares must annually file an affidavit with us containing information regarding their ownership of our capital shares, as set forth in the applicable Treasury Regulations promulgated under the Code. Under current Treasury Regulations, the percentage is set between 0.5% and 5%, depending on the number of record holders of our capital shares. In addition, each shareholder shall upon demand be required to disclose to us in writing the information with respect to the direct, indirect and constructive ownership of our capital shares as the board of directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company, NA.

Preferred Shares

The Company is authorized to issue 1,000,000 Class A Preferred Shares, 8,000,000 Class B Preferred Shares, 8,000,000 Class C Preferred Shares, 8,000,000 Class D Preferred Shares, 4,000,000 Class E Preferred Shares, 4,000,000 Class F Preferred Shares, 4,000,000 Class G Preferred Shares and 4,000,000 Class H Preferred Shares. As of August 1, 2011, no preferred shares were outstanding.

Subject to limitations prescribed by North Carolina law and our charter, the board of directors shall determine, in whole or in part, the preferences, limitations and relative rights of any class or series of our preferred shares, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion, and such other subjects or matters as may be determined by the board of directors. Such determination by the board of directors is subject to the following limitations: (1) the shares of any such other class of preferred shares may rank on parity with or junior to Class C Preferred shares but may not have rights or preferences with respect to distributions or to dissolution that are prior or superior to the Class C Preferred Shares and (2) the preferences, limitations and relative rights of such other class of preferred shares shall not otherwise alter or abolish a preferential right of the Class B Preferred Shares or of the Class C Preferred Shares.

Anti-Takeover Considerations

In addition to the above, our charter and bylaws contain provisions that could delay, defer, or prevent a change in control of the Company or management. These provisions could also discourage a proxy contest and make it more difficult for shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for our common shares. Such provisions include, but are not limited to, the following:

•	Authorizing the board of directors to issue preferred shares;

•	Prohibiting cumulative voting in the election of directors;

•	Limiting the persons who may call special meetings of shareholders; and

•	Establishing advance notice requirements for nominations for election to the board of directors for proposing matters that can be acted on by shareholders at shareholder meetings.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the U.S. federal income tax considerations related to our qualification and taxation as a REIT and to the purchase, ownership and disposition of our common shares, but does not purport to be a complete analysis of all of the potential tax considerations relating thereto. This summary is based on current law, is for general information only and is not tax advice. The information in this section is based on the provisions of the Code, Treasury Regulations promulgated thereunder, the legislative history of the Code, administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the particular taxpayers who requested and received such rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or individual decisions may adversely affect, perhaps retroactively, the tax considerations contained in this discussion. The statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or sustained by a court if challenged by the IRS. This summary also does not address the tax considerations arising under the U.S. federal estate and gift tax laws or the laws of any foreign, state or local jurisdiction.

You are urged to consult your tax advisor regarding the specific tax consequences to you of:

•	our election to be taxed as a REIT for U.S. federal income tax purposes;

•	the acquisition, ownership and sale or other disposition of our common shares, including the federal, state, local, foreign and other tax consequences; and

•	potential changes in the tax laws.

Taxation of Tanger Factory Outlet Centers, Inc.

The following is a general summary of certain U.S. federal income tax considerations related to our REIT election which are anticipated to be material to holders of our common shares.

General

We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe we have been organized and have operated in a manner which has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1993. We intend to continue to be organized and operate in this manner. However, no assurance can be given that we have been organized and have operated or will continue to be organized and operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” below.

The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. The following sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Code, these rules and these Treasury Regulations.

Our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code and discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of share ownership. Accordingly, no assurance can be given that the actual results of our operation in any particular taxable year will satisfy those requirements. See “—Failure to Qualify” below. Further, the anticipated income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” that generally results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when such income is distributed. We will be required to pay federal income taxes, however, as follows:

•	We will be required to pay tax at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•

If we have (a) net income from the sale or other disposition of “foreclosure property,” held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

•

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% or 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 95% (90% for taxable years ending on or before December 31, 2004) of our gross income exceeds the amount qualifying under the 95% gross income test described below multiplied by (b) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

•	We may elect to retain and pay income tax on our net capital gain.

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year and (c) any undistributed taxable income from prior periods.

•

If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

•

We will be subject to a 100% penalty tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of ours to any of our tenants. See “—Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), specified tax-exempt entities, including pension funds, generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we have been organized and operated in a manner that has allowed us to satisfy conditions (1) through (7) above. In addition, our charter provides for restrictions regarding the ownership and transfer of our shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described under “Description of Company Capital Stock—Common Shares—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, and would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

We must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, and comply with the record keeping requirements of the Code and applicable Treasury Regulations. In addition, a corporation may not be a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries

In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, our pro rata share of the assets and items of income of the Operating Partnership, including the Operating Partnership’s share of these items of any partnership or limited liability company in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies and their partners or members below in “—Tax Aspects of the Operating Partnership.” We have control of the Operating Partnership and intend to continue to operate it in a manner consistent with the requirements for our qualification as a REIT. In the future, we may be a limited partner or non-managing member in a partnership or limited liability company. If such a partnership or limited liability company were to take actions which could jeopardize our status as a REIT or require us to pay tax, we could be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below. See “—Failure to Qualify” below.

We may from time to time own and operate certain properties through wholly owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” described below. For federal income tax purposes, a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities as described below in “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries

A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with that REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt directly or indirectly funded by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are not satisfied. We own an interest in Tanger Development Corporation, which has jointly elected with us to be treated as a taxable REIT subsidiary, and we may own interests in one or more additional taxable REIT subsidiaries in the future.

A REIT’s ownership of securities of a taxable REIT subsidiary will not be subject to the 5% or 10% asset tests described below. See “—Asset Tests.”

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT.

•

First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008 and certain foreign currency gains recognized after July 30, 2008, from (a) investments relating to real property or mortgages on real property, including “rents from real property” and, in some circumstances, interest, or (b) specified types of temporary investments.

•

Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2005 and certain foreign currency gains recognized after July 30, 2008, from (a) the real property investments described above, (b) dividends, interest and gain from the sale or disposition of shares or securities or (c) any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “interest,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive will qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•

The amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

•

We, or an actual or constructive owner of 10% or more of our capital shares, do not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended and modified, if such modification increases the rents due under such lease; provided, however, that if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such subsidiary.

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property.”

•

We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through a taxable REIT subsidiary or an independent contractor from whom we derive no revenue. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of noncustomary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as a general partner of the Operating Partnership, do not intend to permit the Operating Partnership, to take actions that will cause the rents that the Operating Partnership receives to fail to qualify as “rents from real property.” However, we may intentionally fail to satisfy some of these conditions to the extent we conclude, based on the advice of our tax counsel, the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with our determination of value.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income and thus will be exempt from the 75% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our taxable REIT subsidiary pays dividends, such dividend income will qualify under the 95%, but not the 75%, gross income test. We intend to monitor the amount of the dividend and other income from our taxable REIT subsidiary and we intend to take actions to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. While we expect these actions will prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code.

Commencing with our taxable year beginning January 1, 2005, we generally may avail ourselves of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “Taxation of Tanger Factory Outlet Centers, Inc.—General” above, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income

Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax unless certain safe harbor exceptions apply. Our gain includes our share of any such gain realized by the Operating Partnership and any other partnerships or other entities treated as partnerships in which we own an interest or by our qualified REIT subsidiaries. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning its properties and other properties. The Operating Partnership intends to make occasional sales of our properties as are consistent with our investment objectives. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Asset Tests

At the close of each quarter of our taxable year, we also must satisfy six tests relating to the nature and composition of our assets:

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First, at least 75% of the value of our assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a share offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

•	Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

•

Third, for taxable years ending on or prior to December 31, 2000, of the investments included in the 25% asset class and except for certain investments in other REITs and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer’s outstanding voting securities.

•

Fourth, for taxable years beginning after December 31, 2000 and ending on or before December 31, 2008, not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

•	Fifth, for taxable years beginning after December 31, 2008, not more than 25% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

•

Finally, for taxable years beginning after December 31, 2000, of the investments included in the 25% asset class, and except for the securities of a taxable REIT subsidiary, other REITs and a qualified REIT subsidiary, not more than 5% of the value of our total assets may be represented by securities of any one issuer, we may not own more than 10% of any one issuer’s outstanding voting securities and we may not own more than 10% of the value of any one issuer’s securities, except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purposes certain securities described in the Code.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in a partnership or limited liability company will be treated as an acquisition of a portion of the securities or other property owned by the partnership or limited liability company. We believe that we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the REIT asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if (i) the value of our non-qualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000 and (ii) we dispose of the non-qualifying assets or otherwise satisfy such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (i) the disposition of sufficient assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets and (iii) disclosing certain information to the IRS. Although we plan to take steps to ensure that we satisfy the various steps described above for any quarter with respect to which retesting is to occur, there can be no assurance that our efforts will always be successful. If we cannot avail ourselves of these relief provisions, we would cease to qualify as a REIT. See “—Failure to Qualify” below.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of specified items of non-cash income over 5% of our “REIT taxable income.”

Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the assets in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration, provided such payment is made within the twelve-month period following the close of such year. These distributions are treated as received by our shareholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, the amount distributed must not be preferential. To avoid this treatment, every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on this income at regular corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

We expect that our “REIT taxable income” will be less than our cash flow due to the allowance for depreciation and other non-cash charges included in computing “REIT taxable income.” Accordingly, we anticipate that generally we will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, it is possible that we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to borrow funds in order to pay dividends or pay dividends in the form of taxable share dividends. Pursuant to recent guidance issued by the IRS, certain part-stock and part-cash dividends distributed by publicly traded REITs with respect to calendar years 2008 through 2011, and in some cases declared as late as December 31, 2012, will be treated as distributions for purposes of the REIT distribution requirements. Under the terms of this guidance, up to 90% of our distributions could be paid in Company shares.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we would be required to pay a 4% excise tax to the extent our actual annual distributions during a calendar year are less than the sum of 85% of our ordinary income for the year, 95% of our capital gain net income for the year plus, in each case, any undistributed taxable income from prior periods. Distributions with declaration and record dates falling in the last three months of the calendar year, which are made by the end of January immediately following such year, will be treated as made on December 31 of the prior year. Any taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Record Keeping Requirements

We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding common shares.

Failure to Qualify

Commencing with our taxable year beginning January 1, 2005, specified cure provisions are available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our shareholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to quality as a REIT, shareholders will be required to pay tax on all distributions to them at regular corporate or individual dividend rates, as applicable, to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Operating Partnership

General

Substantially all of the Company’s investments are held through the Operating Partnership. In addition, the Operating Partnership holds certain of its investments indirectly through subsidiary partnerships, limited liability companies and trusts which we expect will be treated as partnerships (or disregarded entities) for federal income tax purposes.

Entity Classification

Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that an “eligible entity” may elect to be taxed as a partnership for federal income tax purposes. An eligible entity is a domestic business entity not otherwise classified as a corporation and which has at least two members. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. Such an entity’s claimed classification will be respected for all prior periods so long as the entity had a reasonable basis for its claimed classification and certain other requirements are met. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Operating Partnership met the requirements for classification as a partnership under prior law for all periods prior to January 1, 1997 and has claimed and will continue to claim classification as a partnership. Therefore, under the current Treasury Regulations, the Operating Partnership will be taxed as a partnership.

Tax Allocations With Respect to the Centers

Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the Partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, or the Book-Tax Difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property by the Tanger Family Limited Partnership. Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

In general, the Tanger Family Limited Partnership has been and its successors will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the successors of the Tanger Family Limited Partnership, and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution of such assets to the Operating Partnership. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company’s ability to comply with the REIT distribution requirements. See “—Annual Distribution Requirements.”

Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the “traditional method,” or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the “traditional method” for accounting for Book-Tax Differences with respect to the factory outlet centers initially contributed to the Partnership. As a result of such determination, distributions to shareholders will be comprised of a greater portion of taxable income rather than a return of capital. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to factory outlet centers contributed to the Operating Partnership in the future.

With respect to the factory outlet centers initially contributed to the Operating Partnership by the Company, as well as any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership, such property will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Basis in Operating Partnership Interest

The Company’s adjusted tax basis in its interest in the Operating Partnership generally will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, increased by (a) its allocable share of the Operating Partnership’s income and (b) its allocable share of indebtedness of the Operating Partnership and reduced, but not below zero, by (a) the Company’s allocable share of losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) constructive distributions resulting from a reduction in the Company’s share of indebtedness of the Operating Partnership.

If the allocation of the Company’s distributive share of the Operating Partnership’s loss exceeds the adjusted tax basis of the Company’s partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership’s distributions, or any decrease in the Company’s share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceed the Company’s adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company’s interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year for corporations), the distributions and constructive distributions will constitute long-term capital gains.

Other Tax Consequences

The Company may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. The state and local tax treatment of the Company may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

Taxation of Holders of Our Common Shares

The following summary is limited to holders who hold our common shares as capital assets. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	mutual funds;

•	persons subject to the U.S. federal alternative minimum tax;

•	tax-exempt organizations (except to the extent specifically set forth below under “—Tax-Exempt Holders”);

•	dealers or brokers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	regulated investment companies and REITs;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold our common shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell our common shares under the constructive sale provisions of the Code.

If you are considering acquiring our common shares, you should consult your tax advisors concerning the application of U.S. federal tax laws to your particular situation as well as any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

For purposes of this summary, a “U.S. holder” means a beneficial owner of our common shares that is:

•	an individual who is a citizen or resident alien of the United States;

•

a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” means a beneficial owner of our common shares that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” persons eligible for benefits under income tax conventions to which the United States is a party and certain U.S. expatriates. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder that is treated as a partnership for U.S. federal income tax purposes, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common shares.

Taxable U.S. Holders

Distributions Generally

Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends, and certain amounts that have previously been subject to U.S. federal corporate income tax, discussed below, will be taxable to U.S. holders as ordinary income. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. For purposes of determining whether distributions to holders of our common shares are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred shares, if any, and then to our outstanding common shares.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. holder. This treatment will reduce your adjusted tax basis in your common shares by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of your adjusted tax basis in your common shares will be taxable as capital gains. Such gain will be taxable as long-term capital gain if your holding period for the common shares is greater than one year. Dividends will generally be taxable, if at all, in the year of the distribution. However, dividends we declare in October, November or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

Certain share dividends, including dividends partially paid in our shares and partially paid in cash that comply with recent IRS guidance, generally will be taxable to the recipient U.S. holder to the same extent as if paid in cash.

Capital Gain Dividends

Distributions that we properly designate as capital gain dividends will be taxable to U.S. holders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year, and will be taxed as long-term capital gains without regard to the U.S. holder’s holding period. If we properly designate any portion of a distribution as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of total capital gain dividends paid or made available to holders of all classes of our shares for the year to the holders of our common shares and preferred shares, if any, in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of such shares for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our shares for the year.

Passive Activity Losses and Investment Interest Limitations

Distributions by us and gain arising from the sale, exchange or other disposition of our common shares by a U.S. holder will not be treated as passive activity income. As a result, if you are subject to the passive activity loss limitation rules, you generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of our common shares and income designated as qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the U.S. holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, you generally would:

•

include your pro rata share of our undistributed net capital gains in computing your long-term capital gains for your taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in your capital gains;

•	receive a credit or refund for the amount of tax deemed paid by you;

•	increase the adjusted basis of your common shares by the difference between the amount of includable gains and the tax deemed to have been paid by you; and

•	if you are a corporation, appropriately adjust your earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Sale or Other Disposition of Common Shares

Upon the sale or other disposition of our common shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale or other disposition and (ii) your adjusted tax basis in our common shares. Such gain or loss will generally be long-term capital gain or loss if your holding period in our common shares is more than one year at the time of such disposition. In general, if a U.S. holder recognizes loss upon the sale or other disposition of our common shares that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains. Deduction of capital losses may be subject to limitations.

Redemption or Repurchase by Us

A redemption or repurchase of our common shares will be treated under Section 302 of the Code as a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the U.S. holder;

•	results in a “complete termination” of the U.S. holder’s interest in us; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder,

all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests have been met, our shares, including our common shares and other equity interests in us, considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as our shares actually owned by the U.S. holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. holder depends upon the facts and circumstances at the time that the determination must be made, U.S. holders are advised to consult their tax advisors to determine such tax treatment.

If a redemption or repurchase of our common shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Taxable U.S. Holders—Distributions Generally.” For U.S. federal income tax purposes, a U.S. holder’s adjusted basis in the redeemed or repurchased common shares will be transferred to its remaining shares in us, if any. If a U.S. holder owns no other shares in us, such basis may, under certain circumstances, be transferred to a related person, create a deferred loss or be lost entirely.

If a redemption or repurchase of our common shares is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “—Taxable U.S. Holders—Sale or Other Disposition of Common Shares.”

Tax Rates

The maximum tax rate for noncorporate taxpayers for (i) capital gains, including “capital gain dividends,” is currently 15% (although, depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) “qualified dividend income” is currently 15%. In general, dividends payable by a REIT are not eligible for the reduced tax rate on qualified dividend income, except to the extent certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as a taxable REIT subsidiary) or to income that was subject to tax at the corporate/REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year). The applicable provisions of the U.S. federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2012, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

In addition, newly enacted legislation requires certain U.S. holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of our common shares for taxable years beginning after December 31, 2012. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common shares.

Taxable Non-U.S. Holders

Distributions Generally

Distributions that are neither attributable to gain from sales or exchanges by us of “United States real property interests” (within the meaning of Section 897(c) of the Code) nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to U.S. federal withholding tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with your conduct of a trade or business in the United States. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

In cases where the dividend income from a non-U.S. holder’s investment in our common shares is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as if it were a U.S. person, and, in the case of a non-U.S. holder that is a corporation, the income may also be subject to the 30% branch profits tax or such lower rate as may be specified in an applicable income tax treaty.

We expect to withhold U.S. income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder provides us with an IRS Form W-8BEN (or applicable successor form) evidencing eligibility for that reduced treaty rate; or

•

the non-U.S. holder provides us with an IRS Form W-8ECI (or applicable successor form) claiming that the distribution is income effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed your adjusted tax basis in your common shares in us, but rather will reduce the adjusted tax basis of such shares. To the extent that such distributions exceed the adjusted tax basis of your common shares in us, they will give rise to gain from the sale or exchange of such shares, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as if made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests

Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to U.S. federal income taxation, unless:

•

the investment in our common shares is treated as effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as if it were a U.S. person, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a flat 30% tax on the individual’s capital gains (which may generally be offset by U.S. source capital losses).

Pursuant to the Foreign Investment in Real Property Tax Act, or FIRPTA, distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. A non-U.S. holder generally will be subject to tax on such gain in the same manner as if it were a U.S. person, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien, and a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax discussed above. We also will be required to withhold and to remit to the IRS 35% (or 15% to the extent provided in Treasury Regulations) of any distribution to a non-U.S. holder that is designated as a capital gain dividend or, if greater, 35% of a distribution to a non-U.S. holder that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of shares which is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 5% of such class of shares at any time during the one-year period ending on the date of the distribution. Instead, such distributions will be treated as ordinary dividend distributions and will not be subject to the branch profits tax. We believe that our common shares are currently “regularly traded” on an established securities market; however, there can be no assurance that our common shares are currently so traded or that they will be “regularly traded” on an established securities market in the future.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of our common shares held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions of capital gain dividends. Under that approach, you would be able to offset as a credit against your U.S. federal income tax liability your proportionate share of the tax paid by us on such retained capital gains and to receive from the IRS a refund to the extent your proportionate share of such tax paid by us were to exceed your actual U.S. federal income tax liability.

Sale or Other Disposition of Common Shares

Any gain realized upon the sale or other disposition of our common shares generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	our common shares constitute a United States real property interest within the meaning of FIRPTA.

If your gain is described in the first bullet point, you will be subject to U.S. tax at graduated rates, in generally the same manner as if you were a U.S. person, and in the case of a non-U.S. holder that is a corporation, the gain may also be subject to the 30% branch profits tax or such lower rate as may be specified in an applicable income tax treaty. If your gain is described in the second bullet point above, you will be subject to a flat tax 30% U.S. federal income tax on the gain, which gain generally may be offset by U.S. source capital losses. If your gain is described in the third bullet point, you will be subject to U.S. tax at graduated rates, in generally the same manner as if you were a U.S. person (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and, if our common shares were not “regularly traded” on an established securities market, the purchaser of our common shares would be required to withhold and remit to the IRS 10% of the purchase price.

Our common shares will not constitute a “United States real property interest” if and for so long as we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. persons. However, even if we are a domestically controlled REIT, upon disposition of our common shares (subject to the 5% exception applicable to “regularly traded” shares described below), a non-U.S. holder may be treated as having gain from the sale or exchange of a United States real property interest if the non-U.S. holder (1) disposes of our common shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, or enters into a contract or option to acquire, other common shares in us within 30 days after such ex-dividend date.

If we do not qualify as a domestically controlled REIT at the time a non-U.S. holder sells or otherwise disposes of our common shares, gain arising from the sale or exchange by a non-U.S. holder of our common shares would not be subject to U.S. federal income tax under FIRPTA as a sale of a U.S. real property interest if:

•	our common shares are “regularly traded” on an established securities market such as the NYSE; and

•	such non-U.S. holder owned, actually and constructively, 5% or less of our common shares throughout the five-year period ending on the date of the sale or disposition.

We believe that our common shares are currently “regularly traded” on an established securities market; however, there can be no assurance that our common shares are currently so traded or that they will be “regularly traded” on an established securities market in the future.

Redemption or Repurchase by Us

A redemption or repurchase of our common shares will be treated under Section 302 of the Code as a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits at ordinary income rates unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. See “—Taxable U.S. Holders—Redemption or Repurchase by Us.”

If a redemption or repurchase of our common shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Taxable Non-U.S. Holders—Distributions Generally.” If a redemption or repurchase of our common shares is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “—Taxable Non-U.S. Holders—Sale or Other Disposition of Common Shares.” If a redemption or repurchase of our common shares is treated as a taxable sale or exchange, then in certain circumstances we will be required under FIRPTA to withhold and remit to the IRS 10% of the sum of the amount of cash and the fair market value of any property received, unless our common shares are “regularly traded” on an established securities market and the non-U.S. holder owned, actually and constructively, 5% or less of our common shares throughout the five-year period ending on the date of the redemption or repurchase. We believe that our common shares are currently “regularly traded” on an established securities market; however, there can be no assurance that our common shares are currently so traded or that they will be “regularly traded” on an established securities market in the future.

Tax-Exempt Holders

Dividends on our common shares and gain arising from a sale of common shares will not be unrelated business taxable income to a tax-exempt holder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt holder holds the common shares as “debt financed property”

within the meaning of the Code or if our common shares are used in a trade or business of the tax-exempt holder. Generally, “debt financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our common shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our common shares. These prospective investors should consult their tax advisors concerning these set aside and reserve requirements.

Notwithstanding the above, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the look-through exception with respect to certain trusts.

Backup Withholding and Information Reporting

U.S. Holders

We are required to furnish to the record U.S. holders, and to the IRS, information with respect to dividends paid on our common shares.

You may be subject to backup withholding with respect to dividends paid on our common shares or with respect to proceeds received from a disposition of our common shares. Certain U.S. holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

•	fail to furnish your taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

If you are a non-U.S. holder, in general, you will not be subject to backup withholding with respect to payments that we make to you, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have provided us your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or applicable successor form)). In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the disposition of our common shares within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption. However, we generally will be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability, if any, and may be entitled to a refund, provided that the required information is furnished to the IRS in a timely manner.

The payment of proceeds from a holder’s disposition of our common shares to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a “U.S.-related person” will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that such holder is not a U.S. person and the broker has no knowledge to the contrary, or such holder establishes an exemption.

Withholding Taxes on Certain Foreign Accounts

Withholding taxes may be imposed on certain types of payments made to “foreign financial institutions” and certain other non-United States entities. Under these rules, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. holders who own our common shares through foreign accounts or foreign intermediaries and certain non-U.S. holders. Specifically, a 30% withholding tax will be imposed on dividends on, and gross proceeds from the sale or other disposition of, common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. Subject to certain transition rules, these rules would generally apply to dividend payments after December 31, 2013 and to sales proceeds after December 31, 2014. Prospective investors should consult their tax advisors regarding these rules.

PLAN OF DISTRIBUTION

The selling shareholders and their pledgees, donees, transferees or other successors in interest may offer and sell, from time to time, some or all of the common shares described in this prospectus. We will not receive any proceeds from any sale of the common shares by the selling shareholders. We will pay all costs, expenses and fees in connection with the registration of the common shares, including fees of our counsel and accountants, fees payable to the SEC and listing fees. We estimate those fees and expenses to be approximately $222,610.64 and the selling shareholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the common shares covered by this prospectus.

Of the common shares described in this prospectus, none are currently outstanding, and 12,133,220 of such shares are issuable by us pursuant to our Operating Partnership agreement upon the exchange of Operating Partnership units by the holders thereof. Each of the Operating Partnership units are exchangeable, at the option of the holder, for four of the Company’s common shares (subject to adjustment under the Operating Partnership agreement). We cannot assure you that any Operating Partnership units will be exchanged or that any of the common shares described in this prospectus and issuable upon exchange of such Operating Partnership units will be issued or sold.

The selling shareholders and their pledgees, donees, transferees or other successors in interest may sell the common shares covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the common shares by a broker-dealer as principal and resales of the common shares by the broker-dealer for its account under this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, the common shares covered by this prospectus may be sold under Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

If at any time a particular offer of the common shares covered by this prospectus is made, and a revised prospectus or prospectus supplement is required, we will prepare and file such document that will include updated information required to be included therein. Such information may include the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus.

In connection with the sale of the common shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common shares for whom they may act as agent. Underwriters may sell to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent.

A bank, broker-dealer or underwriter, or their affiliates, engaged by the selling shareholders may have, from time to time, performed, and may in the future perform, various financial advisory, investment banking or other financial services for us, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, a bank, broker-dealer or underwriter, or their affiliates, engaged by the selling shareholders may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. A bank, broker-dealer or underwriter, or their affiliates, engaged by the selling shareholders may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Pursuant to a registration rights agreement, the Company has agreed to indemnify the selling shareholders and certain of their affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

LEGAL MATTERS

The validity of our common shares offered hereby will be passed upon for us by Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A., Burlington, North Carolina. Certain legal matters will be passed upon for us by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Tanger Factory Outlet Centers, Inc. for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited combined statements of revenue and certain expenses of the Cordish Properties included on page 10 of Tanger Factory Outlet Center Inc.’s Current Report on Form 8-K dated June 29, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited statements of revenue and certain expenses of Ohio Factory Shops Partnership incorporated by reference in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon also incorporated by reference in the registration statement. Such statements of revenue and certain expenses have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

12,133,220 Shares

Tanger Factory Outlet Centers, Inc.

Common Shares

PROSPECTUS

August 12, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other expenses of issuance and distribution.

The following table sets forth the estimated expenses of the offering. The expenses of registration of the common shares offered by the selling shareholders will be borne by the Company in accordance with the registration rights agreement. With the exception of the Securities Act registration fee, all amounts shown are estimates.

Securities Act registration fee	$32,610.64
Legal fees and expenses	$100,000
Accounting fees and expenses	$15,000
Transfer agent and listing fees	$60,000
Miscellaneous	$15,000

Total	$222,610.64

Item 15.	Indemnifications of directors and officers.

The Company is a North Carolina Corporation. The Company’s Amended and Restated Articles of Incorporation contain a provision authorized by Section 55-2-02(b)(3) of the North Carolina Business Corporation Act (the “NC BCA”) eliminating the personal liability of a director arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of any duty of a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) any transaction from which the director derived an “improper personal benefit” as that term is defined in the NC BCA, (iii) acts or omissions occurring prior to the effective date of the Articles or (iv) acts or omissions with respect to which the NC BCA does not permit the limitation of liability.

The Company has also adopted indemnification provisions authorized by NC BCA Section 55-8-57 which obligate the corporation:

(1)	to indemnify any person who serves or has served as a director or officer against (i) any liability for or obligation to pay reasonable expenses, including attorneys’ fees, incurred by such officer or director in connection with any proceeding arising out of such director’s or officer’s status as such or any activities of such director or officer in such capacity and (ii) any liability for or obligation to pay any judgment, settlement, penalty or fine (including an excise tax assessed with respect to an employee benefit plan) in any such proceeding; and

(2)	to indemnify any person who serves or has served as a director or officer and who, at the request of the corporation, serves or has served as a director, officer, partner, trustee employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan against (i) any liability for or obligation to pay reasonable expenses, including attorneys’ fees, incurred by such officer or director in connection with any proceeding arising out of such person’s status as a director or officer of the corporation or as a director, officer, partner, trustee, employee or agent of such other corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan or any activities of such director or officer in any of such capacities and (ii) any liability for or obligation to pay any judgment, settlement, penalty or fine (including an excise tax assessed with respect to any employee benefit plan) in any such proceeding.

Provided however, such indemnification does not extend to any liability or expense the director or officer may incur on account of his or her activities which, at the time taken, were known or believed by such director or officer to be clearly in conflict with the best interests of the corporation.

Pursuant to Section 55-8-51 of NC BCA, a North Carolina corporation may indemnify a director against liability in any proceeding to which the director is made a party because of his status as such if the director (i) conducted himself in good faith, (ii) reasonably believed that his conduct in his official capacity was in the corporation’s best interests and, in all other cases, that his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Pursuant to Section 55-8-52 of the NC BCA, a North Carolina corporation is required to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding.

Pursuant to Section 55-8-54 of the NC BCA, the court may order indemnification of a director of a North Carolina corporation in any proceeding to which the director is a party if the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

The term “proceeding” as used herein includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (and any appeal therein), whether formal or informal and whether or not brought by or on behalf of the corporation.

Item 16.	Exhibits.

See Exhibit Index.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greensboro, state of North Carolina, on August 12, 2011.

TANGER FACTORY OUTLET CENTERS, INC.

By:	/S/ STEVEN B. TANGER
Name: Steven B. Tanger
Title: President and Chief Executive Officer

POWER OF ATTORNEY

The individuals whose signatures appear below constitute and appoint Steven B. Tanger and Frank C. Marchisello, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ JACK AFRICK Jack Africk	Interim, Non-Executive Chairman of the Board of Directors	August 12, 2011

/S/ STEVEN B. TANGER Steven B. Tanger	Director, President and Chief Executive Officer (Principal Executive Officer)	August 12, 2011

/S/ FRANK C. MARCHISELLO, JR. Frank C. Marchisello, Jr.	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	August 12, 2011

/S/ WILLIAM G. BENTON William G. Benton	Director	August 12, 2011

/S/ BRIDGET RYAN BERMAN	Director	August 12, 2011
Bridget Ryan Berman

/S/ DONALD G. DRAPKIN	Director	August 12, 2011
Donald G. Drapkin

/S/ THOMAS J. REDDIN	Director	August 12, 2011
Thomas J. Reddin

/S/ THOMAS E. ROBINSON	Director	August 12, 2011
Thomas E. Robinson

/S/ ALLAN L. SCHUMAN	Director	August 12, 2011
Allan L. Schuman

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Company. (Incorporated by reference to the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996.)

4.2	Amendment to Amended and Restated Articles of Incorporation dated May 29, 1996. (Incorporated by reference to the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996.)

4.3	Amendment to Amended and Restated Articles of Incorporation dated August 20, 1998. (Incorporated by reference to the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998.)

4.4	Amendment to Amended and Restated Articles of Incorporation dated September 30, 1999. (Incorporated by reference to the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999.)

4.5	Amendment to Amended and Restated Articles of Incorporation dated November 10, 2005. (Incorporated by reference to the exhibits to the Company’s Current Report on Form 8-K dated November 11, 2005.)

4.6	Amendment to Amended and Restated Articles of Incorporation dated June 13, 2007. (Incorporated by reference to the exhibits of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

4.7	Articles of Amendment to Amended and Restated Articles of Incorporation. (Incorporated by reference to the exhibits of the Company’s current report on Form 8-K dated August 27, 2008.)

4.8	Articles of Amendment to Amended and Restated Articles of Incorporation dated May 18, 2011. (Incorporated by reference to the exhibits of the Company’s quarterly report on Form 10-Q filed on August 9, 2011.)

4.9	Restated By-Laws of the Company. (Incorporated by reference to the exhibits to the Company’s Current Report on Form 8-K dated January 5, 2009.)

4.10	Specimen Common Share certificate. (Incorporated by reference to Exhibit 4.1 to the Company and the Operating Partnership’s Registration Statement on Form S-4, filed April 9, 2009, as amended, Registration Nos. 333-158503/333-158503-01.)

4.11	Registration Rights Agreement among the Company, the Tanger Family Limited Partnership and Stanley K. Tanger. (Incorporated by reference to the exhibits to the Company’s Registration Statement on Form S-11 filed May 27, 1993, as amended.)

4.12	Amendment to Registration Rights Agreement among the Company, the Tanger Family Limited Partnership and Stanley K. Tanger dated November 20, 1995. (Incorporated by reference to the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 1995.)

4.13	Second Amendment to Registration Rights Agreement among the Company, the Tanger Family Limited Partnership and Stanley K. Tanger dated September 4, 2002. (Incorporated by reference to the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.)

4.14	Third Amendment to Registration Rights Agreement among the Company, the Tanger Family Limited Partnership and Stanley K. Tanger dated December 5, 2003. (Incorporated by reference to the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.)

Exhibit No.	Description

4.15	Fourth Amendment to Registration Rights Agreement among the Company, the Tanger Family Limited Partnership and Stanley K. Tanger dated August 8, 2006. (Incorporated by reference to the exhibits to the Company’s Registration Statement on Form S-3, dated August 9, 2006.)

4.16	Fifth Amendment to Registration Rights Agreement among the Company, The Tanger Family Limited Partnership and Stanley K. Tanger dated August 10, 2009. (Incorporated by reference to exhibits to the Company’s Current Report on Form 8-K dated August 14, 2009.)

+5.1	Opinion of Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A.

+8.1	Opinion of Latham & Watkins LLP regarding tax matters.

+23.1	Consent of PricewaterhouseCoopers LLP.

+23.2	Consent of Ernst & Young LLP.

+23.3	Consent of Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A. (included in Exhibit 5.1).

+23.4	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

+24.1	Power of Attorney (included on the signature page of this registration statement).

+	filed herewith